 Exhibit 99.1

PRESS RELEASE
OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE
CONTACT: ELISE HUBBARD
January 17, 2017
CHIEF FINANCIAL OFFICER
(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS RECORD QUARTERLY RESULTS OF $4.3 MILLION IN NET INCOME, LOAN GROWTH OF 5.32%, RETURN ON AVERAGE ASSETS OF 1.03% AND OPERATING EFFICIENCY OF 55.63% FOR THE QUARTER ENDED DECEMBER 31, 2016
BOWIE, MD – Old Line Bancshares, Inc. (“Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net income available to common stockholders increased $788 thousand, or 22.24%, and $2.3 million, or 116.35%, respectively, to $4.3 million for the three months ended December 31, 2016, compared to $3.5 million for the three month period ended September 30, 2016 and $2.0 million for the three month period ended December 31, 2015. Earnings were $0.40 per basic and $0.39 per diluted common share for the three months ended December 31, 2016, compared to $0.33 per basic and $0.32 per diluted common share for the three months ended September 30, 2016 and $0.19 per basic and diluted common share for the three months ended December 31, 2015. The increase in net income for the fourth quarter of 2016 as compared to the same 2015 period is primarily the result of a $1.8 million increase in net interest income, a decrease of $1.5 million in non-interest expenses and a decrease of $200 thousand in the provision for loan losses
Net loans held-for-investment at December 31, 2016 increased $68.7 million, or 5.32%, compared to September 30, 2016 and $214.1 million, or 18.67%, compared to December 31, 2015. Total assets increased $66.6 million to $1.72 billion at December 31, 2016 as compared to $1.65 billion at September 30, 2016. Non-interest income decreased $567 thousand as compared to third quarter of 2016 primarily as a result of a reduction on the gain on investment securities and marketable loans, and $23 thousand compared to the fourth quarter of 2015. Non-interest expense decreased $1.1 million, or 11.52%, and $1.5 million, or 15.60%, respectively, for the three month period ending December 31, 2016 compared to the three month periods ending September 30, 2016 and December 31, 2015. This decrease is the result of a reduction in salaries and benefits and occupancy expense associated with the staff reduction and branch closures implemented in the second and third quarters of 2016.
Net income available to common stockholders was $13.2 million for the twelve months ended December 31, 2016, compared to $10.5 million for the same period of 2015, an increase of $2.7 million, or 25.66%. Earnings were $1.21 per basic and $1.20 per diluted common share for the twelve months ended December 31, 2016 compared to $0.98 per basic and $0.97 per diluted common share for the same period of 2015. The increase in net income is primarily the result of increases of $6.4 million, or 13.63%, in net interest income and an increase of $1.4 million, or 20.61%, in non-interest income, partially offset by increases of $3.4 million in non-interest expenses and $274 thousand in the provision for loan losses. Included in net income for 2016 was $443 thousand for severance payments and $285 thousand in occupancy and equipment expense resulting from the previously announced strategic staff reductions and branch closures as well as $661 thousand in merger related expense associated with the acquisition of Regal Bancorp, Inc., the parent company of Regal Bank & Trust (“Regal Bank”) during the fourth quarter of 2015.
             James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. stated: “Robust loan growth of 5.32% along with improving operating efficiency to 55.63% resulted in record earnings for the quarter. Achieving Return on Average Assets of 1.03% in conjunction with increased earnings per share is significant for our shareholders. We are proud of our 2016 results with loan growth at a rate of 18.67% and an increase to income of $2.7 million over 2015. Looking forward to 2017, our focus is to continue to enhance our profitability, build on our solid foundation by growing our loan and non-maturity deposit portfolios and maintain our operating efficiency while investing in new growth opportunities.”
4th QUARTER HIGHLIGHTS:
●
Net income available to common stockholders increased 22.24% to $4.3 million, or $0.40 per basic and $0.39 per diluted share, for the three month period ending December 31, 2016, from $3.5 million, or $0.33 per basic and $0.32 per diluted share, for the prior quarter ending September 30, 2016.
●
Net loans held-for-investment increased $68.7 million, or 5.32% during the three months ended December 31, 2016, to $1.4 billion at December 31, 2016, compared to $1.3 billion at September 30, 2016, as a result of organic growth within our market area.
●
 Non-performing assets decreased to 0.58% of total assets at December 31, 2016 compared to 0.63% at September 30, 2016.
●
The fourth quarter 2016 Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 1.03% and 11.10%, respectively, compared to ROAA and ROAE of 0.56% and 5.59%, respectively, for the fourth quarter of 2015.
●
Operating efficiency improved to 55.63% during the quarter ended December 31, 2016, compared to 63.30% during the three months ended September 30, 2016 and 73.34% during the three months ended December 31, 2015.
●
The net interest margin during the three months ended December 31, 2016 was 3.75% compared to 3.73% for the three months ended September 30, 2016 and 3.98% for the three months ended December 31, 2015. Total yield on interest earning assets increased to 4.36% for the three months ending December 31, 2016, from 4.27% for the three months ended September 30, 2016 and decreased from 4.41% for the three month period ended December 31, 2015. Interest expense as a percentage of total interest-bearing liabilities was 0.79% for the three months ended December 31, 2016 compared to 0.56% for the same three month period of 2015, with the increase being driven by the issuance of $35 million in aggregate principal amount of the Company’s 5.625% Fixed-to-Floating Rate Subordinated Notes due in 2026 (the “Notes”).
2016 FULL YEAR HIGHLIGHTS:
●
Net income available to common stockholders increased $2.7 million, or 25.66% to $13.2 million, or $1.21 per basic and $1.20 per diluted share, for the twelve month period ending December 31, 2016, from $10.5 million, or $0.98 per basic and $0.97 per diluted share, for the twelve months ending December 31, 2015.
●
Net loans held-for-investment grew $214.1 million, or 18.67%, during the twelve months ended December 31, 2016, to $1.4 billion at December 31, 2016, compared to $1.1 billion at December 31, 2015, as a result of organic growth within our market area.
●
The growth in average loans outstanding for the twelve month period ending December 31, 2016 as compared to the same period of 2015 includes approximately $91.0 million in loans from the acquisition of Regal Bank in December 2015. Average gross loans increased $242.8 million, or 22.33% to $1.3 billion for the three month period ending December 31, 2016 compared to $1.1 billion during the three months ended December 31, 2015
●
Non-performing assets decreased to 0.58% of total assets at December 31, 2016 compared to 0.60% at December 31, 2015.
●
ROAA and ROAE were 0.83% and 8.83%, respectively, for the twelve months ended December 31, 2016 compared to ROAA and ROAE of 0.79% and 7.54%, respectively, for the twelve months ending December 31, 2015.
●
Total assets increased $206.6 million, or 13.68%, since December 31, 2015.
●
Total deposits increased $90.0 million, or 7.28% since December 31, 2015.
●
The net interest margin during the year ended December 31, 2016 was 3.79% compared to 4.08% for 2015. Total yield on interest earning assets decreased to 4.31% for the year ending December 31, 2016, compared to 4.49% for 2015. Interest expense as a percentage of total interest-bearing liabilities was 0.68% for the year ended December 31, 2016 compared to 0.54% for 2015.
●
The Company ended 2016 with a book value of $13.81 per common share and a tangible book value of $12.59 per common share compared to $13.31 and $12.02, respectively, at December 31, 2015.
●
We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”
●
On August 15, 2016, the Company completed the sale of the Notes.
●
On August 19, 2016, Old Line Bank purchased the aggregate 37.5% interest in Pointer Ridge Office Investment, LLC (“Pointer Ridge”) not held by the Company for an aggregate of $280,139 pursuant to Agreements of Purchase and Sale of Membership Interests that the Bank entered into with each of the prior owners of the remaining (in aggregate) 37.5% interest in Pointer Ridge. Pointer Ridge owns our headquarters building, which we lease from Pointer Ridge.
Total assets at December 31, 2016 increased $206.6 million from December 31, 2015 primarily due to increases of $214.1 million in loans held-for-investment and $4.8 million in investment securities available-for-sale, partially offset by a decrease of $20.2 million in cash and cash equivalents. Deposits increased $90.0 million during the twelve months ended December 31, 2016, almost all of which is attributable to an increase in our interest bearing deposits.
Average interest earning assets increased $268.8 million and $260.4 million, respectively, during the three and twelve month periods ending December 31, 2016 compared to the same periods of 2015. The average yield on such assets was 4.36% and 4.31%, respectively, for the three and twelve months ending December 31, 2016 compared to 4.41% and 4.49% for the comparable 2015 periods. The decreases in the yield on interest earning assets is the result of re-pricing in the loan portfolio and lower yields on new loans causing the average loan yield to decline. Average interest bearing liabilities increased $202.5 million and $200.4 million, respectively, during the three and twelve month periods ending December 31, 2016 compared to the same periods of 2015. The average rate paid on such liabilities increased to 0.79% and 0.68%, respectively, for the three and twelve months ending December 31, 2016 compared to 0.56% and 0.54% for the same periods in 2015, primarily due to higher rates paid on our borrowings, which includes the interest paid on the Notes and our trust preferred securities and, to a lesser extent, higher rates on the deposits acquired in the Regal Bank acquisition.

The net interest margin for the three and twelve months ended December 31, 2016 decreased to 3.75% and 3.79%, respectively, from 3.98% and 4.08%, respectively, for the three and twelve months ending December 31, 2015. The net interest margin during the 2016 periods was affected by the increase in the interest expense, primarily due to the interest due on the Notes and our trust preferred securities, for which there was no comparable expense during 2015. The net interest margin during 2016 was also affected by a lower amount of accretion on acquired loans due to a lower amount of early payoffs on acquired loans with credit marks during the twelve months ending December 31, 2016 compared to the same periods of 2015. The fair value accretion/amortization is recorded on pay-downs recognized during the period, which contributed to a five basis point decrease for the twelve months ended December 31, 2016 as compared to the same twelve month period of 2015.

Net interest income increased $1.8 million, or 14.43%, and $6.4 million, or 13.63%, for the three and twelve month periods ending December 31, 2016 compared to the same periods of 2015, primarily due to increases in the interest recognized on loans, partially offset by the increases in interest expense. Loan interest income increased for the three and twelve month periods ending December 31, 2016 due to organic growth as well as the loans we acquired in the Regal Bank acquisition. Interest expense during these periods increased due to increases in both our deposits and borrowings. Borrowings include the Notes issued during the third quarter of 2016 as discussed above.
The provision for loan losses decreased $200 thousand for the three months ending December 31, 2016 compared to the same period of 2015 due to an improvement in our historical loss trend and increased $274 thousand for the twelve months ending December 31, 2016 compared to the same period of 2015 due to an increase in our loans held-for-investment portfolio as the result of organic growth and reserves on specific loans. The reserves on specific loans increased primarily due to one large commercial borrower, consisting of two commercial real estate loans totaling $2.4 million, and 21 commercial and industrial loans totaling $1.0 million. These loans are classified as impaired and have been adequately reserved for at December 31, 2016.
Non-interest income decreased $23 thousand, or 1.44%, for the three month period ending December 31, 2016 compared to the same period of 2015 primarily as a result of a decrease of $155 thousand in other fee and commissions, partially offset by the increases of $96 thousand in gain on sale of loans and $22 thousand in earnings on bank owned life insurance compared to the same period of 2015. The increase in the gain on the sale of loans is a result of an increase in the number of residential mortgage loans sold in the secondary market compared to the same period of 2015. The increase in earnings on bank owned life insurance is due to the bank owned life insurance we acquired in the Regal Bank acquisition. The decrease in other fees and commissions is primarily related to a decrease in other loan fees, primarily due to a prepayment penalty of $78 thousand received during the fourth quarter of 2015.

Non-interest income increased $1.4 million, or 20.61%, for the twelve month period ending December 31, 2016 compared to the same period of 2015. The increase is primarily the result of increases of $1.2 million in gain on sales or calls of investment securities, $298 thousand in gain on sale of loans and $123 thousand in earnings on bank owned life insurance, partially offset by decreases of $130 thousand in other fees and commissions and $41 thousand in gains or losses on disposal of assets. The increase in gain on sales of investment securities is the result of re-positioning our investment portfolio during 2016, pursuant to which we sold approximately $108 million of our lowest yielding, longer duration investments resulting in a gain on investments. The decrease in other fees and commissions is primarily related to other loan fees that were included in 2015 for a prepayment penalty and the gain of $153 thousand received during the third quarter of 2015 as a result of selling our credit card portfolio in 2015, partially offset by a one-time incentive fee received for our debit card program during 2016. The increase in earnings on bank owned life insurance is due to the bank owned life insurance we acquired in the Regal Bank acquisition. The increase in gain on sale of loans is the result of an increase in the premiums received on residential mortgage loans sold in the secondary market during the twelve months period ending December 31, 2016 as compared to the same period last year.

Non-interest expense decreased $1.5 million, or 14.60%, for the three month period ending December 31, 2016 compared to the same period of 2015, primarily as a result of decreases in merger and integration and other real estate owned (“OREO”) expenses, partially offset by increases in occupancy and equipment and data processing expenses. There were no merger and integration expenses during the 2016 period whereas we incurred $661 thousand of merger and integration expenses during the fourth quarter of 2015 in connection with the Regal Bancorp acquisition that consummated that quarter. OREO expenses decreased for the 2016 period as a result of a reduction on our expenses associated with properties in our OREO portfolio. Occupancy and equipment expense increased as a result of the addition of the former Regal Bank branches and the addition of our new Rockville branches in November 2015 and June 2016.

Non-interest expenses increased $3.4 million, or 9.28%, for the twelve month period ending December 31, 2016 compared to the same period of 2015 primarily as a result of increases in salaries and benefits, severance payments, occupancy and equipment data processing, and other operating expenses, partially offset by a reduction in merger and integration expenses, a gain on sales of OREO properties and a decrease in OREO expenses. Salaries and benefits increased $2.4 million primarily as a result of additional staff due to our acquisition of Regal Bank and the additional staff for our two new Rockville locations. Severance payments of $443 thousand were associated with the previously discussed reductions in our operating staff. Occupancy and equipment increased $1.0 million as a result of the additional branches acquired in the Regal Bank acquisition and the additional opening of our two new Rockville locations as well as the costs associated with the branch closures during the third quarter of 2016. Data processing increased as a result of the additional branches acquired through Regal Bank and the new Rockville locations. Merger and integration expenses decreased due to the majority of such expenses associated with the acquisition of Regal Bancorp being incurred during the year that the merger was consummated - 2015. Gain on sales of OREO properties increased $128 thousand as a result of recording a net gain of $78 thousand for seven properties that sold during the twelve months ending December 31, 2016 compared to a net loss of $50 thousand during the same period last year. OREO expenses decreased as a result of a reduction in our expenses on the properties in our OREO portfolio.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 21 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses non-GAAP financial measures, Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.
Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015 (1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$22,062,912	$28,696,913	$32,123,006	$34,108,645	$40,239,384
Interest bearing accounts	1,151,917	1,159,687	1,167,418	1,150,474	1,135,263
Federal funds sold	248,342	301,262	352,572	325,606	2,326,045
Total cash and cash equivalents	23,463,171	30,157,862	33,642,996	35,584,725	43,700,692
Investment securities available for sale	199,505,204	201,830,885	190,297,596	190,749,087	194,705,675
Loans held for sale	8,418,435	7,578,285	6,111,808	4,148,506	8,112,488
Loans held for invesment, less allowance for loan losses of $6,195,469
and $4,909,818 for December 31, 2016 and December 31, 2015	1,361,175,206	1,292,431,559	1,242,017,598	1,175,828,165	1,147,034,715
Equity securities at cost	8,303,347	6,603,346	7,304,646	5,710,845	4,942,346
Premises and equipment	35,700,659	36,153,064	36,567,012	35,995,176	36,174,978
Accrued interest receivable	4,278,229	3,686,161	3,704,287	3,655,444	3,814,546
Deferred income taxes	17,248,375	13,600,152	12,666,462	12,828,069	13,820,679
Current income taxes receivable	-	-	-	-	-
Bank owned life insurance	37,557,566	37,321,217	37,081,638	36,843,873	36,606,105
Other real estate owned	2,746,000	1,934,720	2,443,543	2,698,344	2,472,044
Goodwill	9,786,357	9,786,357	9,786,357	9,786,357	9,786,357
Core deposit intangible	3,520,421	3,721,858	3,923,987	4,124,985	4,351,226
Other assets	4,986,685	5,299,676	4,482,981	5,062,691	4,567,038
Total assets	$1,716,689,655	$1,650,105,142	$1,590,030,911	$1,523,016,267	$1,510,088,889

Deposits
Non-interest bearing	$331,331,263	$328,967,215	$313,439,435	$328,797,753	$328,549,405
Interest bearing	994,549,269	972,325,625	949,451,184	904,751,898	907,330,561
Total deposits	1,325,880,532	1,301,292,840	1,262,890,619	1,233,549,651	1,235,879,966
Short term borrowings	183,433,892	141,775,684	153,751,725	118,571,030	107,557,246
Long term borrowings	37,842,567	37,776,841	9,559,018	9,561,842	9,593,318
Accrued interest payable	1,269,356	712,080	448,406	448,677	416,686
Supplemental executive retirement plan	5,613,799	5,547,176	5,479,842	5,405,763	5,336,509
Income taxes payable	7,688,731	6,677,102	5,418,623	4,721,336	3,615,677
Other liabilities	4,293,993	4,466,051	3,275,804	4,473,968	3,700,598
Total liabilities	1,566,022,870	1,498,247,774	1,440,824,037	1,376,732,267	1,366,100,000

Stockholders' equity
Common stock	109,109	108,591	108,164	108,026	108,026
Additional paid-in capital	106,692,958	106,000,537	105,555,548	105,408,038	105,293,606
Retained earnings	48,842,026	45,166,362	42,275,517	39,793,541	38,290,876
Accumulated other comprehensive income (loss)	(4,977,308)	581,878	1,009,402	717,881	38,200
Total Old Line Bancshares, Inc. stockholders' equity	150,666,785	151,857,368	148,948,631	146,027,486	143,730,708
Non-controlling interest	-	-	258,243	256,514	258,181
Total stockholders' equity	150,666,785	151,857,368	149,206,874	146,284,000	143,988,889
Total liabilities and stockholders' equity	$1,716,689,655	$1,650,105,142	$1,590,030,911	$1,523,016,267	$1,510,088,889
Shares of basic common stock outstanding	10,910,915	10,859,074	10,816,429	10,802,560	10,802,560

(1) Financial information at December 31, 2015 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended December	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2016	2016	2016	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Interest income
Loans, including fees	$15,219,684	$14,191,639	$13,562,643	$13,057,180	$12,646,217	$56,031,146	$47,948,411
Investment securities and other	1,134,253	1,146,898	1,051,097	1,101,146	977,533	4,433,394	3,504,383
Total interest income	16,353,937	15,338,537	14,613,740	14,158,326	13,623,750	60,464,540	51,452,794
Interest expense
Deposits	1,507,180	1,421,842	1,309,379	1,270,432	1,196,381	$5,508,833	4,246,990
Borrowed funds	834,298	577,709	328,613	275,659	181,876	2,016,279	617,308
Total interest expense	2,341,478	1,999,551	1,637,992	1,546,091	1,378,257	7,525,112	4,864,298
Net interest income	14,012,459	13,338,986	12,975,748	12,612,235	12,245,493	52,939,428	46,588,496
Provision for loan losses	200,000	305,931	300,000	778,611	400,000	1,584,542	1,310,984
Net interest income after provision for loan losses	13,812,459	13,033,055	12,675,748	11,833,624	11,845,493	51,354,886	45,277,512
Non-interest income
Service charges on deposit accounts	437,900	445,901	433,498	411,337	430,964	1,728,636	1,729,773
Gain on sales or calls of investment securities	1,682	326,021	823,214	76,998	-	1,227,915	65,222
Gain on sale of stock	-	-	-	-	-	-	-
Earnings on bank owned life insurance	282,875	284,982	282,358	282,186	260,898	1,132,401	1,009,653
Gains (losses) on disposal of assets	(3)	(49,957)	22,784	-	(5,847)	(27,176)	14,128
Gain on sale of loans	570,970	782,510	587,030	377,138	474,941	2,317,648	2,019,403
Other fees and commissions	277,428	348,391	414,800	835,994	432,810	1,876,613	2,006,816
Total non-interest income	1,570,852	2,137,848	2,563,684	1,983,653	1,593,766	8,256,037	6,844,995
Non-interest expense
Salaries & employee benefits	4,319,736	4,812,949	5,079,143	5,376,552	4,319,029	19,588,380	17,237,223
Severance expense	-	49,762	393,495	-	-	443,257	-
Occupancy & Equipment	1,509,077	1,907,090	1,647,490	1,724,553	1,487,028	6,788,210	5,775,878
Pension plan termination	-	-	-	-	-	-	-
Data processing	384,000	384,382	383,689	397,792	361,991	1,549,863	1,432,182
Merger and integration	-	-	301,538	359,481	1,420,570	661,019	1,420,570
Core deposit amortization	201,437	202,129	200,998	226,241	194,507	830,805	792,350
(Gains) losses on sales of other real estate owned	2,278	(27,914)	(48,099)	(4,208)	20,502	(77,943)	49,716
OREO expense	23,116	77,224	63,192	154,966	75,824	318,498	430,560
Other operating	2,228,915	2,391,728	2,531,292	2,389,142	2,270,861	9,541,077	9,137,204
Total non-interest expense	8,668,559	9,797,350	10,552,738	10,624,519	10,150,312	39,643,166	36,275,683

Income before income taxes	6,714,752	5,373,553	4,686,694	3,192,758	3,288,947	19,967,757	15,846,824
Income tax expense	2,384,312	1,830,921	1,554,000	1,043,366	1,286,496	6,812,599	5,382,390
Net income	4,330,440	3,542,632	3,132,694	2,149,392	2,002,451	13,155,158	10,464,434
Less: Net income (loss) attributable to the noncontrolling interest	-	-	1,728	(1,667)	898	61	(4,152)
Net income available to common stockholders	$4,330,440	$3,542,632	$3,130,966	$2,151,059	$2,001,553	$13,155,097	$10,468,586
Earnings per basic share	$0.40	$0.33	$0.29	$0.20	$0.19	$1.21	$0.98
Earnings per diluted share	$0.39	$0.32	$0.28	$0.20	$0.19	$1.20	$0.97
Dividend per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.24	$0.21
Average number of basic shares	10,878,153	10,848,418	10,816,429	10,802,560	10,604,667	10,837,939	10,647,986
Average number of dilutive shares	11,054,979	11,033,655	10,989,854	10,962,867	10,760,832	10,997,485	10,784,323
Return on Average Assets	1.03%	0.88%	0.81%	0.57%	0.56%	0.83%	0.79%
Return on Average Equity	10.93%	9.39%	8.63%	6.01%	5.60%	8.83%	7.54%
Operating Efficiency (2)	55.63%	63.30%	67.91%	72.79%	73.34%	64.78%	67.89%

(1) Financial information at December 31, 2015 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	2016-12-31		2016-9-30		2016-6-30		2016-3-31		2015-12-31
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$1,480,748	0.52%	$1,504,448	0.47%	$1,848,237	0.47%	$2,538,719	0.47%	$2,163,496	0.26%
Investment Securities (2)	212,267,718	2.44%	202,986,618	2.72%	192,652,161	2.67%	197,036,394	2.71%	182,660,126	2.65%
Loans	1,330,488,055	4.62%	1,271,170,965	4.50%	1,214,193,241	4.57%	1,172,758,851	4.56%	1,087,653,696	4.70%
Allowance for Loan Losses	(6,420,517)		(6,145,988)		(5,844,078)		(5,050,728)		(3,505,864)
Total Loans Net of allowance	1,324,067,538	4.64%	1,265,024,977	4.52%	1,208,349,163	4.59%	1,167,708,123	4.58%	1,084,147,832	4.71%
Total interest-earning assets	1,537,816,004	4.36%	1,469,516,043	4.27%	1,402,849,561	4.32%	1,367,283,236	4.30%	1,268,971,454	4.41%
Noninterest bearing cash	27,124,238		28,168,294		43,063,212		43,812,578		42,032,492
Goodwill and Intangibles	13,438,139		13,639,968		13,841,392		14,055,039		11,213,710
Other Assets	98,599,277		94,685,204		96,131,050		96,475,402		92,615,684
Total Assets	$1,676,977,658		$1,606,009,509		$1,555,885,215		$1,521,626,255		$1,414,833,340

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$976,900,133	0.61%	$962,097,781	0.59%	$916,951,641	0.57%	$908,510,119	0.56%	$841,394,142	0.56%
Borrowed Funds	195,628,913	1.70%	152,091,696	1.51%	165,943,308	0.80%	129,440,961	0.86%	128,656,699	0.56%
Total interest-bearing liabilities	1,172,529,046	0.79%	1,114,189,477	0.71%	1,082,894,949	0.61%	1,037,951,080	0.60%	970,050,841	0.56%
Noninterest bearing deposits	331,686,582		326,480,191		313,709,097		326,249,639		293,242,708
	1,504,215,628		1,440,669,668		1,396,604,046		1,364,200,719		1,263,293,549

Other Liabilities	17,590,193		15,260,196		13,171,739		13,130,368		9,526,486
Noncontrolling Interest	-		-		257,582		256,330		256,218
Stockholder's Equity	155,171,837		150,079,645		145,851,848		144,038,838		141,757,087
Total Liabilities and Stockholder's Equity	$1,676,977,658		$1,606,009,509		$1,555,885,215		$1,521,626,255		$1,414,833,340

Net interest spread		3.56%		3.56%		3.71%		3.70%		3.85%
Net interest income and Net interest margin(1)	$14,497,216	3.75%	$13,814,036	3.73%	$13,424,559	3.85%	$13,077,828	3.85%	$12,731,170	3.98%

(1)
Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
 (2)
Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending December 31, 2016 and 2015. Fair value accretion for the current quarter and prior four quarters are as follows:

	2016-12-3		2016-9-30		2016-6-30			2016-3-31			2015-12-31
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars		% Impact on Net Interest Margin	Fair Value Accretion Dollars		% Impact on Net Interest Margin	Fair Value Accretion Dollars		% Impact on Net Interest Margin
Commercial loans (1)	$(3,913)	(0.00)%	$12,442	0.00%	$(479)		(0.00)%	$27,404		0.01%	$(2,772)		(0.00)%
Mortgage loans	473,922	0.12	67,300	0.02	127,100		0.04	179,550		0.05	399,729		0.13
Consumer loans	71,118	0.02	12,947	0.00	10,963		0.00	11,553		0.00	3,486		0.00
Interest bearing deposits	45,705	0.01	52,728	0.01	68,569		0.02	92,833		0.03	38,091		0.01
Total Fair Value Accretion	$586,832	0.15%	$145,417	0.03%	$206,153	-	0.06%	$311,340	-	0.08%	$438,534	-	0.14%

(1) Negative accretion on commercial loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.
Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	2016-12-31		2016-9-30		2016-6-30		2016-3-31		2015-12-31
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$14,012,459	3.62%	$13,338,986	3.61%	$12,975,748	3.72%	$12,612,246	3.71%	$12,245,493	3.83%
Tax equivalent adjustment
Federal funds sold	4	0.00	4	0.00	3	0.00	5	0.00	-	-
Investment securities	253,166	0.07	243,510	0.06	228,532	0.07	226,861	0.07	243,378	0.08
Loans	231,587	0.06	231,536	0.06	220,276	0.06	238,716	0.07	242,299	0.07
Total tax equivalent adjustment	484,757	0.13	475,050	0.12	448,811	0.13	465,582	0.14	485,677	0.15
Tax equivalent interest yield	$14,497,216	3.75%	$13,814,036	3.73%	$13,424,559	3.85%	$13,077,828	3.85%	$12,731,170	3.98%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Legacy Loans(1)
Period End Loan Balance	$1,177,232	$1,093,436	$1,027,579	$946,803	$913,609
Deferred Costs	1,257	1,222	1,227	1,168	1,274
Accruing	1,167,381	1,084,851	1,021,867	951,197	907,915
Non-accrual	6,090	5,803	5,712	4,292	4,420
Accruing 30-89 days past due	3,742	2,524	2,479	4,529	994
Accruing 90 or more days past due	19	259	-	-	-
Allowance for loan losses	6,084	5,967	5,703	5,401	4,821
Other real estate owned	425	425	425	425	425
Net charge offs (recoveries)	-	(3)	(4)	15	(18)

Acquired Loans(2)
Period End Loan Balance	$188,881	$204,126	$219,231	$229,026	$237,061
Deferred Costs	-	-	-	-	-
Accruing	185,631	200,412	216,971	225,957	235,816
Non-accrual(3)	294	1,545	2,260	3,069	1,245
Accruing 30-89 days past due	2,072	1,284	2,203	2,127	6,132
Accruing 90 or more days past due	884	885	-	902	1
Allowance for loan losses	111	385	316	305	89
Otther real estate owned	2,321	1,510	2,019	2,273	2,047
Net charge offs (recoveries)	357	(25)	(9)	2	(39)

Allowance for loan losses as % of held for investment loans	0.45%	0.49%	0.48%	0.48%	0.43%
Allowance for loan losses as % of legacy held for investment loans	0.52%	0.55%	0.55%	0.57%	0.53%
Allowance for loan losses as % of acquired held for investment loans	0.06%	0.19%	0.14%	0.13%	0.04%
Total non-performing loans as a % of held for investment loans	0.53%	0.65%	0.83%	0.85%	0.71%
Total non-performing assets as a % of total assets	0.58%	0.63%	0.71%	0.78%	0.60%

(1)
Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013 and December 4, 2015.
(2)
Acquired loans represent all loans acquired on April 1, 2011 from MB&T on May 10, 2013 from WSB and on December 4, 2015 for Regal. We originally recorded these loans at fair value upon acquisition.
(3)
These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.